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                                    EXHIBIT 23.1


                           Independent Auditors' Consent

The Board of Directors
Input/Output, Inc.:


We consent to incorporation by reference in the registration statements
(No. 33-54394, No. 33-46386, No. 33-50620, No. 33-85304, No. 333-14231 and
No. 333-24125) on Form S-8 of Input/Output, Inc. of our report dated June 24, 1998, relating to the consolidated balance sheets of Input/Output, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1998, and the related schedule, which report appears in the May 31, 1998 annual report on Form 10-K of Input/Output, Inc.



Houston, Texas
July 27, 1998